Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 Registration Statement on Form N-14/A of North Star Opportunity Fund of our report dated January 29, 2021, relating to our audit of the financial statements and financial highlights, which appear in the November 30, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Questions and Answers,” “Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 9, 2021